Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan Pietropaolo
SMP Solutions,Inc.
201-923-2049
ALTEON PROVIDES CORPORATE UPDATE
— Continues Focus on Cardiovascular Disease, Discontinues Development
For Erectile Dysfunction, Announces Departure of COO —
Parsippany, NJ, February 1, 2006 — Alteon Inc. (AMEX: ALT) today issued a corporate update on recent developments:
•	Alteon plans to pursue development of lead compound alagebrium in high potential cardiovascular indications such as heart failure, after recent data presented at the American Heart Association (AHA) Scientific Sessions in November 2005 demonstrated continued positive results of alagebrium in patients with cardiovascular disease. The AHA presentations included data from the Phase 2a PEDESTAL study in diastolic dysfunction in heart failure with impaired ejection fraction, as well as positive results from a Phase 2a study in endothelial function. Alteon is in the process of preparing an IND specifically in heart failure in order to expand its clinical program in this therapeutic area. Any continued development of alagebrium by the Company is contingent upon Alteon entering into strategic collaboration agreements for this product candidate which, among other things, would be required to include funding for product development.

•	Alteon has withdrawn an IND from the Reproductive and Urologics Division of the FDA for its Phase 2a study of alagebrium in erectile dysfunction (ED). The Reproductive and Urologics Division had required additional preclinical testing of the drug before allowing Phase 2a testing to proceed, and the Company has decided instead to commit its resources to development of alagebrium in cardiovascular diseases. There can be no assurance that the Company will ever pursue the development of alagebrium for the ED indication. As a result of having withdrawn this IND, Alteon has no existing clinical holds on alagebrium from any division of the FDA.

•	Judith Hedstrom, Chief Operating Officer, has resigned from Alteon, effective January 31, 2006. Ms. Hedstrom joined Alteon in 2002 as Senior Vice President, Corporate Development and was named Chief Operating Officer in 2004. She has been responsible for Alteon’s operations, especially the activities related to the development of alagebrium. “Judy has been a key member of our management team, helping us to address the challenges that face development-stage companies,” said Kenneth I. Moch, President and Chief Executive Officer of Alteon. “Her departure from Alteon, as well as our ongoing reduction in staff, is part of our efforts to appropriately manage our resources. We wish Judy well in all of her future endeavors.”

•	As previously announced, Alteon has engaged Burrill & Company to assist in developing and identifying options designed to diversify the Company’s portfolio of product candidates and to enhance the ability to raise financing in the future. Such potential transactions include the acquisition of technologies and product programs, licensing opportunities, the sale to or merger into another company, and debt and equity financing. The Company continues to make progress on this front.
About Alteon
Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. The Company is actively pursuing strategic opportunities designed to diversify its product portfolio and to enhance its ability to raise future financing. For more on Alteon, please visit our website, www.alteon.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to (1) the ability to continue our clinical studies of alagebrium, including our ability to enter into a strategic collaboration with respect to alagebrium on acceptable terms or at all, (2) the ability to obtain funding, (3) the risks inherent in our research and development efforts, including clinical trials and the length, expense and uncertainty of the process of seeking regulatory approvals for our product candidates, (4) the reliance on alagebrium, which is our only significant drug candidate, (5) uncertainties associated with obtaining and enforcing our patents and with the patent rights of others, (6) uncertainties regarding government healthcare reforms and product pricing and reimbursement levels, (7) technological change and competition, (8) manufacturing uncertainties, (9) dependence on collaborative partners and other third parties, and (10) our ability to execute a strategic transaction, such as a sale or merger of the Company, if we elect to do so, in a timely manner. Even if our product candidates appear promising at an early stage of development, they may not reach the market for numerous reasons. These reasons include the possibilities that the products will prove ineffective or unsafe during pre-clinical or clinical studies, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a large scale, will be uneconomical to market or will be precluded from commercialization by proprietary rights of third parties. These risks and others are identified in Alteon’s filings with the Securities and Exchange Commission. The information contained herein is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.